Exhibit 99.1

April 19, 2006

News Release

Source: EnXnet, Inc.

EnXnet Profiled In USA Edition And Featured In European Premier Issue Of Equities Magazine

Tulsa, Okla.-(BUSINESS WIRE)-April 19, 2006 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)-news)- is pleased to announce that the spring issue of Equities Magazine, just released this week on to newsstands, carries a full two-page profile of EXNT. This is just the start, as EnXnet, Inc. will be featured in the Equities Magazine Europe Premier issue to hit newsstands sometime near the end of June 2006.

Representatives of EXNT, at an Equities Magazine sponsored event, will be presenting the company to investment professionals at the Yale Club in New York City on Friday, April 21. These representatives will also present EnXnet, Inc. at Equities Magazine sponsored Investor conferences in Milan, Italy on May 22; Zurich, Switzerland on May 24; and London, England on May 25. All of these presentations will be simulcast worldwide. Europe is a natural forum to introduce EXNT as there are over 12,000 institutional investors there who are very active with emerging technology companies such as EnXnet.

It is expected that being placed in Equities Magazine and the meetings arranged by them here in the United States and in Europe will provide the opportunity for thousands of new high net worth individuals, investment professionals and institutional investors to learn about the new and exciting events happening within EXNT. The Company's technologies and resultant products have already garnered substantial awareness in the business community even with the product marketing not yet fully in place.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc
908-204-0004 for Investor Relations